Exhibit 99.1

News Release

MainStreet BankShares, Inc. Announces Promotion

For Immediate Release:	January 31, 2014

MainStreet BankShares, Inc., (“MainStreet” or “Company”) in Martinsville, Virginia promoted Sonya B. Smith on Wednesday, January 29, 2014, at its regularly scheduled board meeting. Sonya was named Senior Vice President and Operations and Compliance Officer. She joined MainStreet in November 1999 and has been its Vice President and Operations and Compliance Officer since April 2008. Ms. Smith is responsible for overall compliance of the Company and oversees the organization’s core processing and operational functions. She has over twenty years of banking experience, all within the financial operational area of the industry. Sonya resides in Ridgeway, Virginia with her husband and two children.

Brenda H. Smith, President and CEO of MainStreet stated, “We are very fortunate to have the caliber of individual that we have in Sonya. She possesses the skills necessary to continue her leadership of our Company in this capacity.”

Sonya B. Smith commented, “I am extremely excited and honored to receive this recognition for my contributions to the Company. I am eager to continue in my leadership role as our Company grows and develops new initiatives.”

MainStreet is the bank holding company for Franklin Community Bank, N.A. and MainStreet RealEstate, Inc.

Contact:	Brenda H. Smith, President/CEO
MainStreet BankShares, Inc.
Martinsville, Virginia
(276) 632-7422